Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                    Registration No. 333-132809

Supplement To Prospectus Supplement Dated October 26, 2006
(To Prospectus Dated October 6, 2006)


                                 $463,291,300
                                 (Approximate)

                  Asset-Backed Certificates, Series 2006-ALT2

             New Century Alternative Mortgage Loan Trust 2006-ALT2
                                Issuing Entity

                         GS Mortgage Securities Corp.
                                   Depositor

                        Goldman Sachs Mortgage Company
                                    Sponsor

                    Wells Fargo Bank, National Association
                                   Servicer


      This Supplement revises the Prospectus Supplement dated October 26, 2006 to the Prospectus dated October 6, 2006 with respect to the above captioned series of certificates.

      The fixed rate for each of the Class AF-2, Class AF-6A, Class M-2, Class M-3, Class B-2 and Class B-3 certificates is as follows:

                             Class AF-2: 5.71240%

                             Class AF-6A: 5.88735%

                              Class M-2: 6.14653%

                              Class M-3: 6.19614%

                              Class B-2: 6.85000%

                              Class B-3: 6.85000%

      The above replaces the corresponding information for each of these classes appearing on pages S-2 and S-75 of the Prospectus Supplement.

      In addition, the following replaces the first paragraph following the table appearing on page S-39 of the Prospectus Supplement under "The Mortgage Loan Pool--The Mortgage Loans":

      "As of the statistical calculation date, the scheduled principal balances of the mortgage loans range from approximately $30,500 to approximately $1,997,124 and the mortgage loans have an average scheduled principal balance of approximately $294,364."





                             Goldman, Sachs & Co.

                The date of this Supplement is November 1, 2006